UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2012

MERRIMAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,

San Francisco, California  94108

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 3.02	Unregistered Sales of Equity Securities.

On July 30, 2011, the Company entered into definitive agreements for the issuance of 515,198 shares of Series E Preferred Stock at a price per share of $0.63 (the “Series E Issuance”). For each share of Series E Preferred Stock issued, the investors received a warrant to purchase 0.5 shares of common stock, also at $0.63 per share, for a term of five years.  A total of 257,598 warrants were issued in the Series E Offering.  The consideration for the Series E Preferred Stock and warrants was paid in cash resulting in proceeds to the Company of approximately $325,000.

The shares of Series Preferred and warrants issued in the Series E Exchange Offer were not registered and were issued pursuant to an exemption from registration requirements of the Securities Act of 1933, as amended.

No underwriters, underwriting discounts or commissions were involved in the Series E Exchange Offer.

Item 3.03	Material Modifications to Rights of Security Holders.

As a result of the Series E Issuance, the holders of the Series D Preferred Stock of the Company were entitled to an antidilution adjustment to the conversion price into common stock of the Company.  A majority of the holders of the Series D Preferred consented to amend the Certificate of Designation to provide for a reduction in the antidilution adjustment they would otherwise be entitled to, on the same terms as previous issuances of Series E Preferred.  As the Series E Preferred ranks pari-pasu with the Series D Preferred with respect to dividends and liquidation, the issuance of the Series E Preferred will also have the effect of increasing the claims on the earnings and assets of the Company, and it will have the effect of reducing the pool of such earnings and assets of the Company available to the holders of Series D Preferred and Common Stock of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

In connection with the Series E Issuance, an amendment was made to the Company’s Certificate of Incorporation to modify the antidilution protection as described in Section 3.01 above. The full text of the Certificate of Amendment to the Certificate of Designation is filed as an exhibit hereto.

Item 5.07	Submission of Matters to a Vote of Security Holders.

A majority of the holders of the Series D Preferred approved, in an action by written consent, the amendment to the Certificate of Designation described in Sections 3.03 and 5.03 above.

Item 9.01(d)	Exhibits

3.12	Certificate of Amendment of Certificate of Designation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merriman Holdings, Inc.

Date: August 3, 2012	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer